                                                                   EXHIBIT 16.2

FOR IMMEDIATE RELEASE: NOVEMBER 6, 1998

CONTACT:  Vicky Hammond, Chief Financial Officer
          Kentek Information Systems, Inc.
          (303) 440-5500


KENTEK ANNOUNCES REDUCTION IN STAFF AND RESTRUCTURING OF KW60 PRINTER
DEVELOPMENT

BOULDER, CO , November 6, 1998 --- Kentek Information Systems, Inc. (Nasdaq:
KNTK) today announced that it is reducing employee headcount by approximately 25% and restructuring the development effort on the KW60, its 60 page-per-minute printer.

"An overall trend of declining sales as well as delays in the development of the KW60 printer and the uncertainty of the customer base for the new machine has led us to make this tough decision. We recognize that the expense structure of the Company has continued to increase, while revenues have declined," said Phil Shires, president and chief executive officer.

"Reductions will occur in all functional areas of the Company but will focus on resizing the engineering staff in Boulder, CO. We will record a significant restructuring charge in the second fiscal quarter ending December 31, 1998."

"The Company's plan going forward is to reduce costs to maintain profitability, while continuing to enhance the functionality of our current 30 and 40 page-per-minute printer lines. In addition, we are transferring development of the KW60 to engineering staff at our facility in Nagano, Japan, while we search for partners to bring the printer to market. Our facility in Japan has had responsibility for developing our previous printer engines and has been involved in the KW60 project since its inception. Finally, we will be actively pursuing acquisitions in the coming months," concluded Shires.

This news release contains forward-looking statements that involve risks and uncertainties including the timing and fluctuations of sales, the Company's ability to retain key customers, the timely development of new products, fluctuations in the dollar/yen exchange rate and the introduction of new products by competitors, as well as other risks detailed from time to time in the Company's SEC filings, including the Company's Form 10-K for the year ended June 30, 1998.

News releases and information on Kentek can be accessed at http://www.kentek.com on the Internet.